www.bankrate.com
For more information contact:

Robert J. DeFranco
Senior Vice President
Chief Financial Officer
www.bankrate.com/investor-relations/
bdefranco@bankrate.com
(561) 630-1230

Bruce J. Zanca
Senior Vice President
Chief Communications/Marketing Officer
bzanca@bankrate.com
(917) 368-8648

FOR IMMEDIATE RELEASE

BANKRATE ANNOUNCES SECOND QUARTER 2005 RESULTS
Revenue Up 22% and Pre-Tax Income Up 92%
Company Raises 2005 Revenue and EPS Guidance

NEW YORK, NY - July 27, 2005 - Bankrate, Inc. (Nasdaq: RATE), a leading Internet consumer banking marketplace, today reported total revenue of $12.4 million for the quarter ended June 30, 2005, an increase of $2.3 million or 22% over the $10.1 million reported in the second quarter of 2004, and an increase of $1.9 million or 19% over the $10.4 million reported in the first quarter of 2005. Income before taxes for Q2 2005 of $4.1 million was $1.9 million or 92% greater than the $2.1 million reported in Q2 2004, and was $1.0 million or 32% greater than the $3.1 million reported for Q1 2005. Net income for Q2 2005 was $2.5 million, or $0.15 per diluted share, compared to $2.1 million, or $0.13 per diluted share, in Q2 2004, and $1.9 million, or $0.12 per diluted share, in Q1 2005.

Total revenue for the six months ended June 30, 2005 of $22.8 million was up $2.4 million or 12% over the $20.4 million reported for the same period in 2004. Income before taxes for the six months ended June 30, 2005 of $7.1 million was $2.6 million or 59% greater than the $4.5 million reported for the first six months of 2004. Net income for the first half of 2005 was $4.4 million or $0.27 per diluted share compared to $4.5 million or $0.28 per diluted share in the first half of 2004.

No provision for income taxes was recorded in the first half of 2004. The 2005 results include a non-cash provision for deferred income taxes of approximately 38% of pre-tax income. In addition, Q1 2005 included a $221,000 insurance gain, and Q2 2004 included a $260,000 severance charge.

“Bankrate experienced excellent results in the second quarter as several of the initiatives we’ve put into place gained momentum and positively impacted our business,” said Thomas R. Evans, President and Chief Executive Officer of Bankrate, Inc.

Second Quarter and Six Months Highlights

•
Online publishing revenue of $11.2 million in Q2 2005 was $2.5 million or 29% greater than the $8.7 million reported in Q2 2004, and was $1.9 million or 21% greater than the $9.3 million reported in Q1 2005. Online publishing revenue of $20.5 million for the first six months of 2005 was $2.8 million or 16% greater than the $17.7 reported for the first six months in 2004.

•	Gross margin for Q2 2005 was 77%, and the operating margin was 31%, compared to 74% and 20%, respectively, in Q2 2004.

•	Print and licensing revenue was down 18% from Q2 2004 and was flat compared to Q1 2005.

•
Barter revenue for the three months ended June 30, 2005 was reduced by the Company to $721,000, or 6% of total revenue, compared to $820,000, or 8% of total revenue, for the same period in 2004. For the first half of 2005, barter revenue was $1.3 million or 6% of total revenue compared to $1.8 million or 9% of total revenue for the first half of 2004.

•
Page views for the quarter of 114 million were up 23% vs. 2004 and up 3% from Q1 2005. Organic (non-paid) traffic represented 85% of the page views during the quarter. Fifteen percent of page views were generated from paid search. As in previous quarters, the mortgage channel generated the most traffic, representing approximately 35% of all page views. The deposit channel (CDs and MMAs) was second and accounted for approximately 11% of page views. Unique visitors in the quarter averaged 4.4 million per month.

•	Effective July 1, 2005, Bankrate was added to the membership list for the small-cap Russell 2000® Index and the Russell Microcap™ Index.

•	The Company recently signed 4 new co-brand agreements:

▪
Autobytel - signed a co-brand agreement with Autobytel, a leading Internet automotive marketing services company. The agreement offers both companies an opportunity to increase traffic and promote their unique offerings to a wider consumer base.

▪
HomeGain - signed a marketing agreement with HomeGain, a leading online lead and marketing resource for the real estate industry. The agreement will begin with a six-month pilot-program after which there is a mutual one-year renewal option. The agreement enables the two companies to share consumer traffic and editorial content on their respective Internet properties.

▪	Internet Broadcasting (Formerly IBS - Internet Broadcasting Systems) began using Bankrate’s rates (local and national) for mortgage, home equity, banking, loan, auto, credit card and college loans.

▪
Savingforcollege - Savingforcollege.com offers independent and objective information about 529 plans and other ways to save and pay for college. Under the agreement, Bankrate will include content from Savingforcollege.com in the new College Finance channel.

•	The Company ended the quarter with $34.8 million in cash, an increase of $4.8 million from Q1 2005.

Revised Guidance

The company is increasing its 2005 guidance. The company now expects revenue to be in the range of $45.0 to $45.8 million, and expects pre-tax income to be in the range of $12.6 to $13.1 million. Pre-tax earnings per share for the full year is expected to be between $0.76 and $0.79 on a fully diluted basis. Previous guidance for 2005 projected revenue between $42.3 and $43.1 million and pre-tax earnings per share of $0.69 to $0.71 on a fully diluted basis.

July 27, 2005 Conference Call Interactive Dial-In and Webcast Information:

To participate in the teleconference please call: (866) 831-6267 passcode: 12591344. International callers should dial (617) 213-8857 passcode: 12591344. Please access at least 10 minutes prior to the time the conference is set to begin.

This call is being webcast by CCBN and can be accessed at Bankrate’s Web site at www.bankrate.com/investor-relations/. The Webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

Conference Call Replay Information:

A replay of the conference call will be available beginning July 27, 2005, 1:00 p.m. ET/ 10:00 a.m. PT through August 3, 2005. To listen to the replay, call (888)-286-8010 and use the passcode: 84952737. International callers should dial (617)-801-6888 and enter the passcode: 84952737.

About Bankrate, Inc.

Bankrate, Inc. (Nasdaq:RATE) owns and operates Bankrate.com, the Internet's leading consumer banking marketplace. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes, debt management and college finance. It is the leading aggregator of more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com reviews more than 4,800 financial institutions in 575 markets in 50 states. In 2004, Bankrate.com had over 38 million unique visitors. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq:YHOO), America Online (NYSE: TWX), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com's information is also distributed through more than 150 national and state publications.

Certain matters included in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include, without limitation, statements made with respect to future revenue, revenue growth, market acceptance of our products, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our success depends on Internet advertising revenue, interest rate volatility, establishing and maintaining distribution arrangements, and increased acceptance of the Internet by consumers as a medium for obtaining financial product information; we use barter transactions which do not generate cash; our markets are highly competitive; our Web site may encounter technical problems and service interruptions; we rely on the protection of our intellectual property; we may face liability for information on our Web site; future government regulation of the Internet is uncertain and subject to change; we may be limited or restricted in the way we establish and maintain our online relationships by laws generally applicable to our business; our ownership is heavily concentrated; our success may depend on management and key employees; we may encounter difficulties with future acquisitions; our results of operations may fluctuate significantly; our stock price may be particularly volatile because of the industry we are in; and, if our common stock price drops significantly, we may be delisted from the Nasdaq National Market, which could eliminate the trading market for our common stock. These and additional important factors to be considered are set forth under "Item 1. Business - Risk Factors,'' "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations'' and in the other sections of our Annual Report on Form 10-K for the year ended December 31, 2004, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

-Financial Statements Follow-

Bankrate, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
	2005	2004
Assets

Cash and cash equivalents	$34,829,964	$27,735,267
Accounts and notes receivable, net of allowance for doubtful accounts
of $400,000 at June 30, 2005 and December 31, 2004, respectively	6,051,094	4,343,747
Deferred income taxes	5,387,401	4,359,058
Insurance claim receivable	-	241,015
Other current assets	425,402	369,572
Total current assets	46,693,861	37,048,659

Furniture, fixtures and equipment, net	1,051,036	1,275,605
Deferred income taxes	3,330,000	7,047,521
Intangible assets, net	172,403	205,656
Other assets	317,054	429,079

Total assets	$51,564,354	$46,006,520

Liabilities and Stockholders' Equity

Liabilities:
Accounts payable	$1,363,819	$1,386,164
Accrued expenses	2,904,774	1,749,058
Deferred revenue	205,221	192,357
Other current liabilities	91,628	93,352
Total current liabilities	4,565,442	3,420,931

Other liabilities	160,618	251,391

Total liabilities	4,726,060	3,672,322

Stockholders' equity:
Preferred stock, 10,000,000 shares authorized and undesignated	-	-
Common stock, par value $.01 per share-- 100,000,000 shares authorized; 15,807,368 and
15,780,811 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	158,073	157,808
Additional paid in capital	70,222,939	70,137,462
Accumulated deficit	(23,542,718)	(27,961,072)
Total stockholders' equity	46,838,294	42,334,198

Total liabilities and stockholders' equity	$51,564,354	$46,006,520

See accompanying notes to condensed financial statements.

Bankrate, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
Revenue:	2005		2004		2005		2004
Online publishing	$11,204,023		$8,694,550		$20,470,576		$17,676,955
Print publishing and licensing	1,161,007		1,416,780		2,316,303		2,708,607
Total revenue	12,365,030		10,111,330		22,786,879		20,385,562
Cost of revenue:
Online publishing	1,823,127		1,423,922		3,462,602		2,843,905
Print publishing and licensing	1,075,375		1,177,131		2,178,544		2,124,222
Total cost of revenue	2,898,502		2,601,053		5,641,146		4,968,127

Gross margin	9,466,528		7,510,277		17,145,733		15,417,435

Operating expenses:
Sales	970,597		1,071,036		1,812,444		2,374,130
Marketing	1,713,010		1,805,215		3,232,633		3,555,076
Product development	510,777		617,561		1,014,883		1,319,124
General and administrative	2,221,655		1,529,831		4,135,933		3,216,407
Severance charge	-		260,000	(a)	-		260,000
Depreciation and amortization	208,335		193,311		397,574		365,822
	5,624,374		5,476,954		10,593,467		11,090,559
Income from operations	3,842,154		2,033,323		6,552,266		4,326,876
Other income:
Interest income	212,144		76,775		353,407		153,617
Insurance recovery (Note 4)	-		-		220,705	(b)	-
Total other income	212,144		76,775		574,112		153,617

Income before income taxes	4,054,298		2,110,098		7,126,378		4,480,493
Provision for income taxes	(1,540,634)	(c)	-		(2,708,024)	(c)	-
Net income	$2,513,664		$2,110,098		$4,418,354		$4,480,493

Basic and diluted net income per share:
Basic	$0.16		$0.14		$0.28		$0.29
Diluted	$0.15		$0.13		$0.27		$0.28
Weighted average common shares outstanding:
Basic	15,804,045		15,310,318		15,795,981		15,254,496
Diluted	16,590,763		16,084,565		16,578,483		16,098,573

(a)	Amount reflects severance charge for former CEO.
(b)	Amount reflects insurance recovery in excess of costs and expenses.
(c)	Amount reflects a 38% non-cash provision for deferred income taxes.

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